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                                                                      EXHIBIT 11



                         INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to the Registration Statement (File No. 33-74668) of MFS Variable Insurance Trust of our reports, each dated February 7, 1997, appearing in the annual reports to shareholders of MFS Emerging Growth Series, MFS Value Series, MFS Research Series, MFS Growth With Income Series, MFS Total Return Series, MFS Utilities Series, MFS High Income Series, MFS World Governments Series, MFS Bond Series, MFS Limited Maturity Series and MFS Money Market Series, for the year ended December 31, 1996, and to the inclusion in such Registration Statement of our report dated February 7, 1997 relating to the statement of assets and liabilities of MFS/Foreign & Colonial Emerging Markets Equity Series, formerly known as MFS Strategic Fixed Income Series, as of December 31, 1996. We also consent to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP


Boston, Massachusetts
July 29, 1997